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                       SECURITIES AND EXCHANGE COMMISSION

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                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 1) *

                         PEREGRINE PHARMACEUTICALS, INC
                       (FORMERLY TECHNICLONE CORPORATION)
                       ----------------------------------
                                (Name of Issuer)


                    Common Stock, $0.001 Par Value per Share
                    ----------------------------------------
                         (Title of Class of Securities)


                                    713661106
                                    ---------
                                 (CUSIP Number)


                                October 12, 2000
                                ----------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:


        [   ]     Rule 13d-1(b)

        [ X ]     Rule 13d-1(c)

        [   ]     Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP NO.  713661106                  13G                      PAGE 2 OF 5 PAGES

________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     EDWARD J. LEGERE II

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     UNITED STATES OF AMERICA

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           9,718,738
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          -0-
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         594,929
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            9,123,809
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     9,718,738

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     9.46%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN

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ITEM 1.

            (a)     NAME OF ISSUER:
                         PEREGRINE PHARMACEUTICALS, INC. (FORMERLY KNOWN AS TECHNICLONE CORPORATION)

            (b)     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                         14272 FRANKLIN AVENUE, SUITE 100
                         TUSTIN, CALIFORNIA 92780-7017

ITEM 2.     (a)     NAME OF PERSON FILING:
                         EDWARD J. LEGERE II

            (b)     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
                         222 SOUTH RAINBOW ROAD, SUITE 218
                         LAS VEGAS, NEVADA 89128

            (c)     CITIZENSHIP OR PLACE OF ORGANIZATION:
                         UNITED STATES OF AMERICA

            (d)     TITLE OF CLASS OF SECURITIES:
                         COMMON STOCK, PAR VALUE $0.001 PER SHARE

            (e)     CUSIP NUMBER:
                         713661106

ITEM 3.     If this statement is filed pursuant Rule 13d-1(b) or 13d-2(b) or
            (c), check whether the person filing is a:
                         NOT APPLICABLE

            (a) [ ]  Broker or dealer registered under Section 15 of the Act.

            (b) [ ]  Bank as defined in Section 3(a)(6) of the Act.

            (c) [ ]  Insurance Company as defined in Section 3(a) (19) of the
                     Act.

            (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940

            (e) [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).

            (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).

            (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(ii)(G).

            (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.

            (i) [ ]  A church plan that is excluded from the
                     definition of an investment company under Section(c)(14) of the Investment Company Act of 1940.

            (j) [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

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ITEM 4.     OWNERSHIP

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

            (a)      Amount beneficially owned:                        9,718,738


            (b)      Percent of Class:                                     9.46%


            (c)      Number of shares as to such person has:

                     (i)     Sole power to vote or to direct the vote: 9,718,738

                     (ii)    Shared power to vote or to direct to vote:      -0-

                     (iii)   Sole power to dispose or to direct the
                             disposition of:                             594,929

                     (iv)    Shared power to dispose or to direct the
                             disposition of:                           9,123,809

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            NOT APPLICABLE.

         If this statement is being filed to report the fact that as of the date hereof the reported person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            NOT APPLICABLE.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

            NOT APPLICABLE.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            NOT APPLICABLE.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.

            NOT APPLICABLE.

ITEM 10.    CERTIFICATION.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: November 9, 2000
       ----------------

                                                        By: /s/ EDWARD J. LEGERE
                                                            --------------------
                                                            Edward J. Legere II


         The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Sec. 240.13d-7 for other parties for whom copies are to be sent.


Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)